DISTRIBUTION AGREEMENT

This agreement is made the 1 st of May 2001 between:

(1) MycoBiotech Pte Ltd
12 Science Park drive #04-01 The Mendel Singapore ~' " ~,clence Park 1 Singapore 118225 hereinafter referred as "MB"

and

(2) A. Clouet (Australia) Pty
3/40 Carrington Road, Castle Hill, NSW 2154, Australia, hereinafter referred as "ACA"

WHEREAS

"MB" grants exclusive distributorship of its Everbloom range of products, including sauces, essence of Shiitake, Linzir and mushroom crunchies, for the Australian and New Zealand markets to "ACA" under the following understanding:
"ACA" will perform its best efforts to sell and promote the range through traditional or alternative channels. "MB" sells its range at an agreed FOB Singapore price structure in S$ dollars. All changes in price structure can only accepted after 1-month notice. "ACA" is entitled to purchase a "last bite" quantity equivalent to 2-month sales.
"MB" will comply with all Australian labelling regulations and adapt packaging if required at no extra cost. "MB" will support all registration cost to specific Australian bodies (eg Therapeutic Goods Administration) if it wishes so. Such registration might be necessary to penetrate certain specific distribution channels.
All products send to Australia must have a shelf life at departure of no less than 1 year. "ACA" will have sole responsibility to market the products as it deems necessary (i.e. product range selection, market price st.n.~.cture, distributicm channels, customers trading terms, gross margin).
"MB" will freely supply "ACA" with existing "Everbloom" POSM (poster, display, cards, brochures, wobblers, etc) Payments terms: 60 days after date of invoice. "ACA" has no product liability and no potential liability in respect 0fthe products and "MB "agrees to indemnify and holds "ACA" harmless against any and all liabilities imposed against "ACA" in any way relating to or arising out of
(i) a material breach "MB" of this agreement or the gross negligence or wilful misconduct or fraud of"MB" in carrying out its obligation; (ii) any defect in the quality or performance of any product unless the defect was caused by "MB" or (iii) the alleged infringement by any product of any patent, trademark or other proprietary right of any third party unless the alleged infringement was caused by "MB".

"ACA" agrees to indemnify and holds "MB" harmless against any and all liabilities imposed against "MB" in any way relating to or arising out of (i) a material breach "ACA" of this agreement or the gross negligence or wilful[ misconduct or fraud of -" ACA" in carrying out its obligation; (ii) defect in the quality or performance of any product caused by "ACA" due to (a) Bad storage at "ACA" warehouse (improper temperature, humidity, sanitary, contamination) or
(b) sale of expired stock or (iii) alleged infringement by any product of any patent, trademark or other proprietary right of any third party caused by "ACA"
..... In case of change of distributorship, "MB" will" - Give "ACA" a 3 month notice - Re-purchase all stocks and returns from trade to "ACA" within the period of 4 months starting from the date of the notice of "changing distributorship" In case of dispute, the applicable laws and courts are those of Singapore. Accepted and agreed on the 1 st of May 2001 by: MycoBiotech Pte Ltd Joe Lim President A. Clouet ~A~stralia) Pty Ltd / i Arnaud Vasset General Manager